                         NEWS RELEASE

Lincoln Financial Group Reports Second Quarter 2010 Results
_____________________________________________
Growth in Account Values and Net Investment Income Drive Earnings Increase
All Businesses Record Positive Net Flows

Philadelphia, PA, July 28, 2010 – Lincoln Financial Group (NYSE:LNC) today reported net income for the second quarter of 2010 of $255 million, or $0.33 of net income per diluted share available to common stockholders, compared to a net loss in the second quarter of 2009 of $161 million, or $0.62 per diluted share.  Net income available to common stockholders in the quarter of $104 million included the write-off of unamortized discount on preferred stock of $131 million associated with the repurchase of all of the preferred shares issued to the U.S. Treasury under its Capital Purchase Program (CPP) along with the accrued dividend and accretion of discount on the preferred stock of $18.3 million in the quarter.

	For the Quarter Ended
($ in millions except per share data)	2010	2009
Net Income (Loss)	$255	$(161)
Net Income (Loss) available to common stockholders	104	(161)
Net Income (Loss) per diluted share available to common stockholders1,2	0.33	(0.62)
Income from Operations	290	207
Income from Operations per diluted share available to common stockholders1	0.86	0.79
Average Diluted Shares	314.6	262.4
1Earnings per share available to common shareholders is net of preferred dividends and the accretion of discount related to preferred shares.   (See the reconciliation of net income to net income available to common stockholders in the Digest of Earnings attached to this release.)
2The per share calculation for the loss per share uses basic shares.

The second quarter income from operations was $290 million, or $0.86 per diluted share available to common stockholders, compared to $207 million, or $0.79 per diluted share, in the second quarter of 2009.  The quarter-over-quarter increase in income from operations was driven by higher asset-based revenues and net investment income.

Income from Operations in the quarter included offsetting notable items including favorable DAC amortization in individual annuities and unfavorable loss ratios in group protection.

Dennis R. Glass, president and CEO, said, “Continued strength in our business fundamentals delivered another quarter of solid top and bottom line results.  Strong sales across all segments combined with good persistency drove growth in net flows, the result of distribution-related productivity gains and shelf space expansion and comprehensive product offerings.”

“Given the resilience of our operating model and the success of our capital actions, we are moving into the second half of the year with the financial strength and flexibility to support our growth strategies. I am confident that Lincoln today is well-positioned to deliver on the strong demand for insurance and retirement solutions.”

Second Quarter 2010 Operating Highlights:
•	Consolidated deposits of $5.3 billion and positive net flows of $2.0 billion.
•	Total account balances increased 12% year-over-year to $140 billion, driven by strong net flows and improved equity markets.
•	Life sales of $140 million driven by strength in MoneyGuard® and term life with a combined growth rate of 54% year-over-year.
•	Individual variable annuity deposits of $2.2 billion up 27% and net flows of $870 million up 34%, year-over-year.
•	Defined Contribution account values of $35 billion up 12% year-over-year.
•	Group Protection annualized sales of $65 million up 10% year-over-year.

Second Quarter 2010 – Segment Results

Retirement Solutions
Individual Annuities
The Individual Annuities segment reported income from operations of $116 million in the second quarter of 2010 versus income from operations of $65 million in the year-ago period, reflecting a 24% increase in the average annuity account values.

Gross annuity deposits of $2.8 billion and net flows of $1.2 billion, were up 8% and 11%, respectively, versus the prior year.  Variable annuity deposits of $2.2 billion and net flows of almost $0.9 billion were up 27% and 34%, respectively, over the prior-year quarter reflecting improved wholesaler productivity and shelf space expansion.

Defined Contribution
Defined Contribution reported income from operations of $36 million, versus income from operations of $28 million for the same period a year ago, reflecting a 19% increase in the average account values.

Gross deposits of $1.4 billion were up 22% versus the prior-year quarter.  Total net flows in the current quarter were $182 million as compared to $256 million in the 2009 quarter.

Insurance Solutions
Life Insurance
Life Insurance income from operations was $151 million, compared to $133 million in the second quarter of 2009.  The prior year quarter’s results included a loss on alternative investments.

Life insurance sales of $140 million increased 13% over the prior-year quarter reflecting strong double-digit sales increases of MoneyGuard® and term life insurance.  MoneyGuard® sales reflect our market leading position and expansion of wholesaling support.  Universal life sales of $78 million were down 8% from the prior-year quarter reflecting the change in consumer preferences and economic conditions.

Group Protection
For the second quarter, Group Protection’s income from operations was $23 million, compared to $34 million in the prior-year period.  The non-medical loss ratio was 76% in the current quarter, compared to 68% in the second quarter of 2009 with the change primarily attributable to an increase in the disability product line.

Non-medical net earned premiums were $383 million in the second quarter, up 8% over the year-ago period.  Annualized sales of $65 million increased 10% year-over-year.

Other Operations
The operating loss in Other Operations was $36 million in the quarter, versus a loss of $52 million in the prior-year quarter.  A charge of approximately $19 million, after tax, related to expense-save initiatives was included in the 2009 quarter’s results.

Alternative Investment Income
Income from operations in the second quarter of 2010 included alternative investment income of $11 million, after DAC, after tax, compared to a loss of $29 million in the year-ago quarter.  The company's alternative investment portfolio, of approximately $700 million of book value, performed consistent with our long-term return expectations.

Realized Gains and Losses
Total gross realized losses from the sale and impairment of general account investments in the quarter were $37 million, pre tax, as compared to $236 million in the prior-year quarter and $109 million in the first quarter of 2010.

Realized gains and losses also includes the change in value of certain securities subject to mark-to-market accounting including credit linked notes, credit default swaps, trading securities and other derivatives.  The net change in the value of these securities in the quarter was a loss of $46 million, pre tax, versus a loss of $13 million in the year-ago quarter.  2010 results reflect the company’s recent adoption of Accounting Standards Update (“ASU”) No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”) effective January 1, 2010.

Unrealized Gains and Losses
The company reported a net unrealized gain of approximately $3 billion, pre tax, on its available-for-sale securities at June 30, 2010.  This compares to a net unrealized loss of $3.7 billion at June 30, 2009.

Capital
During the quarter, the company completed a series of capital-related transactions:

•
Closed on a $2 billion bank credit facility to be used primarily to provide letters of credit in support of certain life insurance reserves, including a $1.5 billion credit facility expiring in 2015 and a 364-day $500 million credit facility.

•
Redeemed $950 million in Series B preferred shares pursuant to the U.S. Treasury’s Capital Purchase Program (CPP) with the net proceeds of $368 million from the issuance of common stock, the issuance of $250 million of 5-year senior notes and cash on hand.

•	Completed the issuance of $500 million of 30-year senior notes to be used as part of a long-term financing solution supporting universal life reserves of Lincoln Financial's insurance subsidiaries.

Book Value
As of June 30, 2010, the book value per share of common stock, including accumulated other comprehensive income (“AOCI”), was $39.89 compared to $30.02 a year ago. Book value per share, excluding AOCI, was $36.93, compared to $35.67 a year ago.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and credit conditions. Please see the Forward-Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

The tables attached to this release define and reconcile income from operations, return on equity (“ROE”), and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

Lincoln Financial Group will discuss the company’s second quarter results with investors in a conference call beginning at 11:00 a.m. (ET) on Thursday, July 29, 2010. Interested persons are invited to listen through the internet. Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:

Dial:        (877) 776-4049 (Domestic)
(914) 495-8602 (International)

- Ask for the Lincoln National Conference Call.

The company will also post its second quarter 2010 statistical supplement and a general account supplement on its Web site, www.LincolnFinancial.com/earnings.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $140 billion as of June 30, 2010. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; and comprehensive financial planning and advisory services. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

Contacts:       Jim Sjoreen                                                                            Laurel O’Brien
484 583-1420                                                                          484 583-1735
Investor Relations                                                               Media Relations
Investorrelations@LFG.com                                              mediarelations@LFG.com

Definition of Income (Loss) from Operations and ROE
Income (loss) from operations and ROE, as used in the earnings release, are non-GAAP financial measures and are not substitutes for net income (loss) and ROE, calculated using GAAP measures.  We exclude the after-tax effects of the following items from GAAP net income (loss) to arrive at income (loss) from operations: realized gains and losses associated with the following ("excluded realized gain (loss)"): sale or disposal of securities; impairments of securities; change in the fair value of derivative investments; embedded derivatives within certain reinsurance arrangements;  trading securities; change in the fair value of the derivatives we own to hedge our guaranteed death benefit ("GDB") riders within our variable annuities, which is referred to as "GDB derivatives results"; change in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders within our variable annuities accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“embedded derivative reserves”), net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves, the net of which is referred to as “GLB net derivative results”; and changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“indexed annuity forward-starting option”); change in reserves accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC resulting from benefit ratio unlocking on our GDB and GLB riders ("benefit ratio unlocking"); income (loss) from the initial adoption of new accounting standards; income (loss) from reserve changes (net of related amortization) on business sold through reinsurance; gain (loss) on early extinguishment of debt; losses from the impairment of intangible assets; and income (loss) from discontinued operations.

The earnings used to calculate ROE, as used in the earnings release, are income (loss) from operations.  Income (loss) from operations is an internal measure used by the company in the management of its operations.  Management believes that this performance measure explains the results of the company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments.

The company uses its prevailing corporate federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in its financial statements and federal income tax returns when reconciling non-GAAP measures to the most comparable GAAP measure.

Lincoln National Corporation
Reconciliation of Net Income to Income from Operations

	For the Three Months Ended		For the Six Months Ended
($ in millions, except per share data)	June 30,		June 30,
	2010	2009	2010	2009
Net Income (Loss) Available to Common
Stockholders - Diluted	$104.4	$(161.4)	$369.4	$(740.4)
Less:
Preferred stock dividends and accretion of discount	(18.3)	-	(36.7)	-
Write-off of unamortized discount on preferred stock
at liquidation	(130.6)	-	(130.6)	-
Adjustment for deferred units of LNC stock in our
non-director deferred compensation plans (1)	(1.9)	-	(1.9)	-
Minority interest adjustment	-	-	-	(0.1)
Net Income (Loss)	255.2	(161.4)	538.6	(740.3)
Less:
Excluded realized gain (loss), after-tax	(7.3)	(296.8)	(33.8)	(433.2)
Benefit ratio unlocking, after-tax	(30.9)	80.9	(25.4)	28.9
Income from reserve changes (net of related amortization)
on business sold through reinsurance, after-tax	0.5	0.4	0.9	0.8
Gain on early extinguishment of debt, after tax	-	-	-	41.8
Impairment of intangibles, after-tax	-	0.6	-	(602.9)
Income (loss) from discontinued operations, after-tax	2.7	(153.8)	30.6	(146.1)
Income (Loss) from Operations	$290.2	$207.3	$566.3	$370.4
Earnings (Loss) Per Share (Diluted)
Income (loss) from operations	$0.86	$0.79	$1.68	$1.42
Net income (loss) (2)	0.33	(0.62)	1.18	(2.87)

Average Equity
(Excluding AOCI)	$11,882.9	$10,540.5	$11,948.4	$10,540.0

Return on Equity
Net income (loss)	8.6%	-6.1%	9.0%	-14.0%
Income (loss) from operations	9.8%	7.9%	9.5%	7.0%

(1) The numerator used in the calculation of our diluted EPS is adjusted down for the removal of the favorable mark-to-market adjustment for deferred units of LNC stock in our non-director deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.

(2) In those periods with a loss from continuing operations, shares used in the earnings per share calculation represent basic shares, since using diluted shares would have been anti-dilutive.

Definition of Book Value Per Share Excluding AOCI
Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI by (b) common shares outstanding, assuming conversion of Series A preferred shares. We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations. Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.  Book value per share is the most directly comparable GAAP measure.  A reconciliation of book value per share to book value per share excluding AOCI as of June 30, 2010 and 2009 is set forth below.

	As of June 30,
	2010	2009
Book value per share, including AOCI	$39.89	$30.02
Per share impact of AOCI	2.96	(5.65)
Book value per share, excluding AOCI	$36.93	$35.67

LINCOLN NATIONAL CORPORATION
DIGEST OF EARNINGS

($ in millions, except per share data)
	For the Three Months Ended
	June 30,
	2010	2009

Revenues	$2,604.5	$1,882.4

Net Income (Loss)	$255.2	$(161.4)
Preferred stock dividends and accretion of discount	(18.3)	-
Write-off of unamortized discount on preferred stock
at liquidation	(130.6)	-
Adjustment for deferred units of LNC stock in our
non-director deferred compensation plans (1)	(1.9)	-
Minority interest adjustment	-	-
Net Income (Loss) Available to Common
Stockholders - Diluted	104.4	(161.4)

Earnings (Loss) Per Common Share - Basic	$0.35	$(0.62)
Earnings (Loss) Per Common Share - Diluted (2)	0.33	(0.62)

Average Shares - Basic	304,483,369	260,085,214
Average Shares - Diluted	314,611,633	262,413,771

	For the Six Months Ended
	June 30,
	2010	2009

Revenues	$5,131.9	$4,014.5

Net Income (Loss)	$538.6	$(740.3)
Preferred stock dividends and accretion of discount	(36.7)	-
Write-off of unamortized discount on preferred stock
at liquidation	(130.6)	-
Adjustment for deferred units of LNC stock in our
non-director deferred compensation plans (1)	(1.9)	-
Minority interest adjustment	-	(0.1)
Net Income (Loss) Available to Common
Stockholders - Diluted	369.4	(740.4)

Earnings (Loss) Per Common Share - Basic	$1.22	$(2.87)
Earnings (Loss) Per Common Share - Diluted (2)	1.18	(2.87)

Average Shares - Basic	303,358,882	257,834,591
Average Shares - Diluted	313,356,069	260,113,898

(1) The numerator used in the calculation of our diluted EPS is adjusted down for the removal of the favorable mark-to-market adjustment for deferred units of LNC stock in our non-director deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.

(2) In those periods with a loss from continuing operations, shares used in the earnings per share calculation represent basic shares, since using diluted shares would have been anti-dilutive.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln, or “we,” “us,” or “our,”  or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•
Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•
Economic declines and credit market illiquidity could cause us to realize additional impairments on investments and certain intangible assets, including goodwill and a valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•	Uncertainty about the impact of existing or new stimulus legislation on the economy;
•
The restrictions, oversight, cost and other consequences of being a savings and loan holding company, including from the supervision, regulation and examination by the Office of Thrift Supervision, and arising from our participation in the U.S. Department of the Treasury's, or the "U.S. Treasury," Capital Purchase Program, or "CPP," certain requirements of which may continue to apply to us so long as U.S. Treasury holds the warrant that we issued as a part of our participation in the CPP even after Lincoln’s repurchase of the preferred stock issued to the Treasury as part of the CPP;

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, our subsidiaries' products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital, or "RBC," requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline 43, or "AG43" (also known as Commissioners Annuity Reserve Valuation Method for Variable Annuities or "VACARVM"); restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•
The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and extra-contractual and class action damage cases; new decisions that result in changes in law; and unexpected trial court rulings;

•	Changes in interest rates causing a reduction of investment income, the margins of our subsidiaries' fixed annuity and life insurance businesses and demand for their products;
•
A decline in the equity markets causing a reduction in the sales of our subsidiaries' products, a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, or "DAC," value of business acquired, or "VOBA," deferred sales inducements, or "DSI," and deferred front end sales loads, or "DFEL," and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•	Ineffectiveness of our various hedging strategies used to offset the impact of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;
•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in elevated impairments on investments and amortization of intangible assets that may cause an increase in reserves and/or a reduction in assets, resulting in a corresponding decrease in net income;

•	Changes in accounting principles generally accepted in the United States, or "GAAP," that may result in unanticipated changes to our net income;
•
Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse impact such action may have on our ability to raise capital and on our liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse impact such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•	Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in our portfolios requiring that we realize losses on such investments;
•
The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including our ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

•	The adequacy and collectibility of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•
Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•
The unknown impact on our subsidiaries' businesses resulting from changes in the demographics of their client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this release.